Exhibit 99.1

Sono-Tek Announces Second Quarter Results

(October 14, 2015 - Milton, NY) Sono-Tek Corporation (OTC QX: SOTK) today announced sales of $2,975,000 for the three months ended August 31, 2015, compared to sales of $2,634,000 for the prior year period, an increase of $341,000 or 13%. Although not directly reported, a comparison of the three months ended August 31, 2015 to the three months ended May 31, 2015, also showed an increase in sales of $92,000 or 3%, continuing an upward trend for this Fiscal Year.

The current quarter’s increase was due to sales of Servo units to the electronics printed circuit board industry combined with sales of WideTrack large coating lines to the glass industry which is currently enjoying strength due to lower energy prices. In addition, during the quarter, the Company sold a special Widetrack system, valued at $360,000 to a significant global food manufacturer. This sale represents the Company’s single largest sale to the food industry to date. The customer has the potential to buy an additional system every 12 to 18 months as part of a planned multi-year roll out of our technology among all of its manufacturing sites.

Based on backlog, recent shipments, and proposals, the Company is expecting another increase in revenue for the third quarter of this Fiscal Year in comparison to last year’s results. More specifically, the Company expects to see strength in sales of its three axis coating equipment, medical device coaters, and WideTrack Coating systems to the glass and textile industries, and the food applications industry.

The Company reported net income of $144,000 for the three months ended August 31, 2015, compared to $115,000 for the prior year period, an increase of $29,000. The Company also expects to report continuing profitability in the third quarter, based on current backlog and shipments to date.

Dr. Christopher L. Coccio, Sono-Tek’s Chairman and CEO, stated that, “We are pleased with the continuing strengthening of our business, as viewed from our quarter to quarter proposal backlog and sales activity. We communicated these trends at the Annual Shareholders Meeting on August 13, 2015, where we reiterated our goal of sales growth versus last year, combined with an annual revenue goal of $20 million by 2020. We anticipate that our future growth will benefit from the recent creation of our New Product Development Team, which will accelerate the pace of new coating systems for penetrating additional markets for ultrasonic atomization spraying and coating”.

For further information, contact Dr. Christopher L. Coccio, at 845-795-2020, or visit our website at www.sono-tek.com

Sono-Tek Corporation is a leading developer and manufacturer of liquid spray products based on its proprietary ultrasonic nozzle technology. Founded in 1975, the Company’s products have long been recognized for their performance, quality, and reliability.

This earnings release contains forward looking statements regarding future events and the future performance of Sono-Tek Corporation that involve risks and uncertainties that could cause actual results to differ materially. These factors include, among other considerations, general economic and business conditions; political, regulatory, competitive and technological developments affecting our operations or the demand for our products; timely development and market acceptance of new products; our ability to meet our short and long term revenue and earnings per share targets; continued growth opportunities in the food market, including sales of additional thin film spray coating process equipment to a significant global food manufacturer every 12 to 18 months; the continued effectiveness of our growth model; maintenance and growth of backlog; consummation of order proposals and anticipated sales of three axis coating equipment, medical device coaters and WideTrack coating systems; adequacy of financing; capacity additions, the ability to enforce patents, acceptance of our advanced medical device platform. We refer you to documents that the company files with the Securities and Exchange Commission, which includes Form 10-K and Form 10-Qs containing additional important information.

Sono-Tek Corporation

Selected Financial Data

Unaudited

	Six Months Ended August 31,		Three Months Ended August 31,
	2015	2014	2015	2014

Net Sales	$5,857,570	$5,054,426	$2,974,673	$2,633,727

Gross Profit	$2,862,735	$2,450,053	$1,489,604	$1,302,087

Income Before Taxes	$403,348	$270,356	$196,111	$188,564

Net Income	$297,612	$181,667	$143,590	$115,024

Basic Earnings Per Share	$0.02	$0.01	$0.01	$0.01

Diluted Earnings Per Share	$0.02	$0.01	$0.01	$0.01

Weighted Average Shares - Basic	14,938,615	14,711,770	14,944,124	14,713,788

Weighted Average Shares - Diluted	15,033,588	14,859,769	15,046,066	14,876,819